Exhibit 10.85

EXECUTION COPY

SEPARATION AND RELEASE AGREEMENT

This AGREEMENT (“Agreement”) made this November 6, 2009 (the “Effective Date”), between Comverse Inc., a Delaware corporation (including its successors and assigns, the “Company”), and Urban Gillstrom (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated October 3, 2008 under which the Executive was employed to serve as the Company’s President, Global Sales (the “Employment Agreement”);

WHEREAS, the Company and the Executive have mutually agreed to terminate their relationship; and

WHEREAS, the Company and the Executive have mutually agreed upon the following payments, benefits and other terms and conditions relating to the termination of Executive’s employment.

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the Company and the Executive hereby agree as follows:

1. Termination of Employment. The Executive’s employment with the Company and its subsidiaries and affiliates (the “Company Group”) will terminate as of November 11, 2009 (the “Termination Date”).

2. Release and Waiver of Claims.

(a) The Executive agrees that the terms of this agreement are offered by the Company without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action that the Executive has or may have against the Releasees (as defined below) arising out of his employment with the Company or its termination, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in the contemplation at the date of this agreement in any jurisdiction and including but not limited to the claims specified in Schedule 1 (each of which are hereby intimated and waived).

(b) In consideration of the payments to be made by the Company pursuant to this Agreement, Executive, on behalf of himself and his heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and

Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, each as amended, and any other federal, state, local or foreign statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, including but not limited to the Employment Agreement, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of his employment, with the Company Group.

(c) The Adviser acknowledges that the conditions relating to compromise agreements under section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 72(4A) of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, paragraph 2 of schedule 3A of the Disability Discrimination Act 1995, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, paragraph 2(2) of schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and paragraph 2(2) of schedule 5 of the Employment Equality (Age) Regulations 2006 have been satisfied.

(d) In consideration of the promises of the Company set forth in this Agreement, the Executive hereby releases and discharges the Releasees from any and all Claims that the Executive may have against the Releasees arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). The Executive acknowledges that the Executive understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. The Executive also understands that, by signing this Agreement, the Executive is waiving all Claims against any and all of the Releasees.

(e) The waiver in Section 2(a) shall have effect irrespective of whether or not, at the date of this agreement, the Executive is or could be aware of such claims or have such claims in his express contemplation (including such claims of which the Executive becomes aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).

(f) The Executive agrees that, except as provided for in Section 4 and Section 5 hereof and subject to the waiver in Section 2(a) above, he shall not be eligible for any further payment from the Releasees relating to his employment or its termination and without limitation to the generality of the foregoing, he expressly waives any right or claim that he has or may have to payment of bonuses, any benefit or award programme or grant of equity interest, or to any other benefit, payment or award he may have received had his employment not terminated.

(g) Nothing in this Section 2 shall be deemed to release: (i) Executive’s rights to indemnification under any indemnification agreement he has with the Company or under the Company’s charter or bylaws, or to whatever coverage Executive may have under the Company’s directors’ and officers’ insurance policy for acts and omissions when Executive was an officer or director of the Company, (ii) Executive’s rights under any retirement plan or scheme of the Company, and (iii) any claim that cannot be waived under applicable law.

3. Consultation with Adviser. The Executive warrants that:

(a) before entering into this agreement he received independent advice from his attorney (the “Adviser”) as to the terms and effect of this agreement and, in particular, on its effect on his ability to pursue any complaint before an employment tribunal or other court;

(b) the Adviser has confirmed to the Executive that he/she is a solicitor of the Supreme Court of England and Wales who holds a current practicing certificate and that his/her firm has a policy of insurance in force covering the risk of a claim by the Executive in respect of any loss arising in consequence of his advice;

(c) the Executive shall sign and deliver to the Company a letter in the form attached as Schedule 2 to this agreement;

(d) before receiving the advice he disclosed to the Adviser all facts or circumstances that may give rise to a claim against the Company Group or its officers or employees and that he is not aware of any other facts or circumstances that may give rise to any claim against the Company Group or its officers or employees other than those claims specified in Section 2(a); and

(e) the only claims that he has or may have against the Company Group or their officers or employees (whether at the time of entering into this agreement or in the future) relating to his employment with the Company or its termination are specified in Section 2(a).

The Executive acknowledges that the Company acted in reliance on these warranties when entering into this agreement.

4. Accrued Obligations. Executive is entitled to receive the following accrued obligations, which shall be paid as soon as practicable following the Termination Date: (i) all salary earned or accrued but not yet paid through the Termination Date; (ii) reimbursement for any and all business expenses incurred prior to the Termination Date, subject to the terms of the Company’s reimbursement policy, (iii) payment for any earned and accrued, but unused vacation days, and (iv) any other benefits required by law.

5. Severance Benefits. Provided that Executive does not revoke this Agreement and complies with the terms of this Agreement, the Company shall provide Executive with the following benefits:

(a) A pro-rata share of the 2009 annual bonus the Executive would have earned pursuant to Section 5 of the Employment Agreement if he had remained employed through the end of the fiscal year in which the termination occurred based on (i) the number of days the Executive is employed during the 2009 fiscal year and (ii) the Company’s actual performance against the goals set by the Compensation Committee for the 2009 fiscal year. Such bonus (if any) shall be payable when 2009 annual bonuses are paid by the Company to its senior-level executives (but not later than March 15, 2010).

(b) A lump sum payment equal to $375,000 payable within thirty (30) days following the expiration of the revocation period described in Section 10 hereof.

(c) Full vesting of 40,000 deferred stock units, to the extent not otherwise vested, granted to Executive as part of a special one-time equity grant pursuant to Section 7 of the Employment Agreement and vesting of 13,333 deferred stock units, to the extent not otherwise vested, granted to Executive as part of a regular equity grant pursuant to Section 6 of the Employment Agreement. Notwithstanding anything to the contrary contained in other agreements between the Company Group and Executive, all other unvested deferred stock units granted to Executive shall be immediately be cancelled and forfeited in all respects without consideration.

6. Restrictive Covenants.

(a) Nondisclosure. During the term of Executive’s employment with the Company (the “Term of Employment”) and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or its affiliates, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the Term of Employment, including, without limitation, records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) when required to do so by a court of law, governmental agency or administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information or (iii) as to such confidential information that becomes generally known to the public or trade without his violation of this Section 6(a). Nothing herein shall preclude Executive from discussing the Agreement and/or any plan or other agreement referred to herein and/or any aspect of his compensation and/or benefits with his family and/or his advisors.

(b) Assignment of Rights. The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “Rights”) that, during the Term of Employment, are made or conceived by him, alone or with others, and that relate to the Company’s present business or arise out of any work he performs or information he receives regarding the business of the Company or its affiliates while employed by the Company. The Executive shall fully disclose to the Company as promptly as possible all information known or possessed by him concerning the Rights, and upon request by the Company and without any further compensation in any form to him by the Company, but at the expense of the Company, execute all applications for patents and copyright registrations, assignments thereof and other applicable instruments and do all things that the Company may reasonably deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.

(c) Noncompetition. Executive covenants and agrees that he will not, at any time during the Term of Employment and for a period of six (6) months thereafter, directly or indirectly, engage in Competitive Business. “Competitive Business” shall mean any business or any activity related to the development, sale, production, manufacturing, marketing or distribution of products or services that are in competition with products or services that the Company or any of its subsidiaries produces, sells, manufactures, markets, distributes or has interest in, in any state or foreign country in which the Company or any of its subsidiaries then conducts business or reasonably has plans to conduct business, provided that after the end of the Executive’s employment Competitive Business shall exclude product lines or services that account for less than

5% of the Company’s aggregate revenue as projected in the Company’s then current business plan for the three-year period following termination of employment. It is not the intent of this covenant to bar the Executive from employment in any company whose general business is the manufacture of communications equipment or delivery of communications services, only to limit specific and direct competition with the Company as aforesaid. In furtherance thereof, it is acknowledged that it shall not be a breach of this Section 6(c) for the Executive to provide services to an entity or person that is not itself a Competitive Business, but has a division, business unit or segment that is a Competitive Business, so long as the Executive demonstrates to the Company’s reasonable satisfaction that the Executive does not and will not, directly or indirectly, provide services or advice to such division, business unit or segment that is the Competitive Business. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Executive from being an investor in securities of a competitor listed on a national securities exchange or actively traded over-the-counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue of the specific securities involved are less than 2% of the respective company’s outstanding equity securities and the Executive is solely a passive investor (or option holder) in each such company and if such company has a Competitive Business, the Executive does not and will not, directly or indirectly, provide services or advice to such company.

(d) Nonsolicitation. Executive covenants and agrees that he will not, at any time during the Term of Employment and for a period of twelve (12) months thereafter, directly or indirectly, (i) induce, attempt to induce, aid others in inducing an employee of, or consultant to, the Company or its affiliates to accept employment or affiliation with or on behalf of another firm or corporation engaging in such business or activity of which the Executive is an employee, owner, partner or consultant or (ii) otherwise hire an employee of, or consultant to, the Company or its affiliates. The Executive further agrees that he will not, whether on Executive’s own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of the Company or any of its affiliates to cease being a customer, supplier, or vendor of the Company or any of its affiliates or to divert all or any part of such person’s or entity’s business from the Company or any of its affiliates.

(e) Duration and Scope. The Company and the Executive agree that the duration and geographic scope of the restrictive covenants set forth in this Section 6 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and the Executive hereto agree that the provision shall remain in full force and effect for the greatest lesser time period and in the greatest lesser area that would not render it unenforceable. The Company and the Executive intend that this provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Executive acknowledges and agrees that the Company would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Section 6 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Executive agrees that the Company shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Executive breaches or threatens to breach any of the provisions of such Sections, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of the provisions of this Section 6 by Executive, but shall be in addition to all other remedies available to the Company at law or equity. The Executive acknowledges and agrees that no breach by the Company of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights. If the provisions of this Section 6 are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and the Company agree that such provisions shall be, and are, automatically reformed to the maximum lesser limitations permitted by such law.

7. Return of Property. Executive agrees that, as of the Termination Date, the Executive will return to the Company, in good condition, all property of the Company Group, including without limitation, keys, building access cards, computers, cellular telephones, automobiles, the originals and all copies (in whatever format) of all management, training, instructional, marketing, promotional, pricing, strategic and selling materials, financial information, product information, customer lists, other customer information, and all other selling, service and trade information and equipment.

8. Non-Disparagement. Executive agrees that he will not, at any time after the Effective Date, directly or indirectly, orally, in writing or through any medium including, but not limited to, the press or other media, disparage, defame, or denigrate the Company Group or individuals associated with the Company Group. At any time after the Effective Date, the Company agrees that it will not make, and agrees to use its best efforts to cause the executive officers, directors and spokespersons of the Company Group to refrain from making, any external statements (or authorizing any statements to be reported as being attributed to the Company Group), that disparage, defame, or denigrate the Executive and shall instruct its executive officers, directors and spokespersons to refrain from making such statements and direct any requests for references concerning the Executive to the Chief Executive Officer of Comverse, Inc. Notwithstanding the foregoing, this prohibition does not apply to statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). The Company agrees to provide a copy of its internal announcement and Current Report on Form 8-K to the Executive prior to publication.

9. Voluntary Agreement. Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 2 above. Executive acknowledges and agrees that the payments to be made to Executive pursuant to this Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 2. Executive represents that he has read this Agreement, including the General Release set forth in Section 2, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

10. Effective Date; Revocation. Executive acknowledges and represents that he has been given twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 2 above, although he may sign and return it sooner if he so chooses. Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement. Executive further acknowledges and agrees that, in the event that he revokes this Agreement, it shall be null and void ab initio and shall have no force or effect, and he shall have no right to receive any payment contained herein.

11. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

12. Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Agreement and the provisions contained herein shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to its choice of law rules.

14. Withholding. The Company shall deduct or withhold, or require the Executive to remit to the Company, the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any benefit provided hereunder.

15. Attorneys Fees. Each party shall pay its own costs and expenses associated with entering into this Agreement, including legal and other professional fees.

16. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties. Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement. This Agreement may not be altered or modified other than in a writing signed by Executive and an authorized representative of the Company.

17. Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision hereof.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

19. Section 409A.

(a) Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith. The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to Executive the after-tax economic equivalent of what otherwise has been provided to Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive by Section 409A of the Code or any damages for failing to comply with Section 409A.

(b) Termination as Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(c) Payments for Reimbursements, In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

COMVERSE, INC.

By:	/s/ Andre Dahan		Date: 11/6/09

	Name:	Andre Dahan

	Title:	President and Chief Executive Officer

By:	/s/ Urban Gillstrom		Date: 11/6/09

Urban Gillstrom

SCHEDULE 1

CLAIMS

Claims:

1	any claim for unpaid salary, holiday pay or sick pay;

2	any claim for payment in lieu of notice or damages for failure to give notice or other breach of contract or wrongful dismissal;

3	any claims for loss of rights or benefits under any share option, bonus, long term incentive plan or profit sharing scheme operated by the Company or any Group Company;

4	any claim under Parts X or XI Employment Rights Act 1996 to a redundancy payment or of unfair dismissal;

5	any claim under Part II Employment Rights Act 1996 (Protection of Wages);

6	any claim under the Sex Discrimination Act 1975 (as amended), the Disability Discrimination Act 1995, or the Race Relations Act 1976, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003 and the Employment Equality (Age) Regulations 2006;

7	any claim for equal pay under the Equal Pay Act 1970;

8	any claim for harassment under the Protection from Harassment Act 1997;

9	any claim under the Working Time Regulations 1998;

10	any claim under the Employment Relations Act 1999; and

11	in relation to existing personal injury claims, whether or not the Executive is aware of such claims.

SCHEDULE 2

ADVISER’S CERTIFICATE

[ON HEADED NOTEPAPER OF ADVISER]

For the attention of [ ]	[ ] 2009

[ADDRESS]

Dear Sirs

I am writing in connection with the agreement between my client, Urban Gillstrom and Comverse, Inc., a Delaware corporation (the “Company”) of [DATE] (the “Agreement”) to confirm that:

1	I, [ ], whose address is [ ], am a Solicitor of the Supreme Court of England and Wales who holds a current practicing certificate.

2	I have given Urban Gillstrom legal advice on the terms and effect of the Agreement and, in particular, its effect upon his ability to pursue his rights before an employment tribunal.

3	I gave the advice to Urban Gillstrom as a relevant independent adviser within the meaning of the above acts and regulations.

4	There is now in force (and was in force at the time I gave the advice referred to above), a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by in respect of loss arising in consequence of the advice I have given Urban Gillstrom.

Yours faithfully

[            ]

Executive’s Adviser